Exhibit 10.43

Operation and Management Agreement49

This operation and management agreement “the Agreement ”) was entered into on June 13th, 2015 by the following parties in Shanghai, the People’s Republic of China (the “PRC”).

Party A: Synthesis Energy Systems (Zaozhuang) New Gas Company LTD., a Sino-foreign cooperative joint venture in the form of limited liability company incorporated and existing in accordance with the laws of the PRC, with its registered address at No. 2 Hengshan Road, Xuecheng District, Zaozhuang, Shandong(“ZZ Plant”);

Party B: Shandong Saikong Automatic Equipment Company Ltd., a limited liability company incorporated and existing in accordance with the laws of the PRC, with its registered address as 2-301, No. 4 building, Weidongxindu No. 1 area, Shizhong district, Jinan, Shandong (“Saikong”);

The above parties are referred to as a “Party” individually and as “Parties” collectively in the Agreement.

Whereas

1.	Synthesis Energy Systems Investments, Inc. (“SESI”) and Shandong Wejiao Group Xuecheng Energy Co., Ltd. (“Xuecheng Energy) hold 98.05% and 1.95%ofshares of the ZZ Plant respectively. The ZZ Plant owns the physical assets of the gasification plant and also holds the operation rights of Shandong Xuejiao Chemical Co. Ltd. (“Methanol Plant”)owned by Xuecheng Energy according to the “Cooperation Agreement” signed with Xuecheng Energy which started performance on September 2013. During the term the Methanol Plant is operated by the ZZ Plant, the provisions related to operation and management of the ZZ Plant also apply to the Methanol Plant.
2.	Synthesis Energy Systems, Inc. (“SESBVI”) as SESI’s parent company, has entered into a share purchase and investment agreement with Rui Feng Enterprises Limited (“Rui Feng”) on June 14th, 2015. According to this agreement, SES will sell 61% of the shares in SESI to Rui Feng, and Rui Feng will invest additional funds into SESI to be used to expand the ZZ Plant by constructing an acetic acid/acetic anhydride/propionic acid project (“New Project”) as well as improve relevant facilities of the ZZ Plant (“Share Purchase And Investment Agreement”).Unless otherwise stipulated, the terms in the Agreement have the same meanings set forth in the Share Purchase and Investment Agreement.
3.	Saikong is Rui Feng’s affiliated company. Rui Feng authorizes Saikong and Saikong accepts the authorization to appoint a general manager (“GM”) and a management team to be responsible for the overall operation and management of ZZ Plant. Saikong will provide day to day management and supervision for ZZ Plant operation and maintenance.

The Parties have reached the following terms through negotiation:

1	Operation and management

The operation and management under the Agreement is to entrust GM and his/her team (“Management Team”) appointed by Saikong to run the overall day to day operation and management of ZZ Plant and Methanol Plant during the period set forth in the Agreement. The Management Team shall exercise its management function under the direction of the board of directors of ZZ Plant (“the Board”). The compensation of the Management Team during the operation and management period under the Agreement will be advanced by Saikong and will be paid back only by products sales income of New Project. The compensation plan of the Management Team will be formulated by Saikong and submitted to the Board for approval. Vice chief engineer and chief financial officer will be appointed by SESBVI. ZZ Plant shall continue to implement the financial management system and accounting principles in effect prior to the effectiveness of the Agreement. Chief financial officer shall perform the works under the Board authorization and within duty scope, and perform the duty of supervising the Management Team. If chief financial officer violates the laws and policies on financial management or other company management policies, the Management Team has the right to ask the Board to replace the chief financial officer. The seals such as company stamp of ZZ Plant shall be controlled by the chief financial officer during the term of the Agreement.

2	Agreement term

The term of operation and management under the Agreement will begin from the date of GM appointment letter being signed by the Board, and will terminate once Rui Feng has obtained 52.46% shares of SESI.

3	Rights and obligations of the Parties

During the term of the Agreement, the Parties shall perform their respective obligations as agreed below:

3.1	The GM appointed by Saikong shall be responsible for the daily operation and management of ZZ Plant. ZZ Plant shall implement the general manager responsibility system under the authorization of the Board. The Board shall give written authorization to the GM, who may not conduct management exceeding the authorization scope. The GM shall prepare plans on business, personnel and operation fund usages based on the authorization and submit to the Board for approval. Technical plan for innovation project and related fund usage shall be submitted to the Board and implemented only after approval of the Board.
3.2	Technical innovation of facilities in ZZ Plant and Methanol Plant, and the transfer, lease, mortgage and provision of security of the existing assets in the plants and other matters which will cause change of existing assets must be submitted to the Board and implemented upon the approval of the Board.
3.3	Under the condition of commissioning of the New Project after construction or achieving profit from methanol production, the Parties agree to operate gasification facilities in ZZ Plant upon satisfaction of one of the afore said conditions.
3.4	The original key production, administration and supporting personnel who worked in ZZ Plant before the Agreement comes into effect will be retained in principle, and all of the gasification shop floor employees will be retained in principle so that there is no talent loss on gasification facility operation. Their salary and benefits level in general would not be lower than those before the Agreement comes into effect. Based on the concept of streamlined administration, Management Team has the right to make adjustment on current positions and personnel in its sole discretion, and has the right to dismiss any redundant personnel according to applicable laws, company management policies and labor contract.
3.5	A project team will be established in ZZ Plant to be responsible for the New Project preparation and project approval. The cost for project approval and license and other expenses for the New Project will be paid by Saikong as loan, and will be paid back only by products sales income of New Project.
3.6	Saikong will assume all the fees, profits and losses of ZZ Plant and Methanol Plant. The shortage of fund will be paid by Saikong as loan and paid on a monthly basis, and will be paid back only by products sales income of New Project. The profits can only be used for equipment purchase and production and operation of ZZ Plant.
3.7	Saikong shall be responsible for the production safety of the ZZ Plant and Methanol Plant and assume all the losses of the ZZ Plant and Methanol Plant caused by safety accidents except for those caused by force majeure.
3.8	During the term of the Agreement, any extension given by one Party to the other Party due to the other Party’s breach or delay in performance of the Agreement, shall not affect, harm or limit the non-breaching party’s rights under the Agreement and as a creditor according to any relevant laws and regulations. Such extensions shall not be regarded as waiver of rights of the non-breaching party to claim against the breach of contract by the breaching party or any other similar breach in the future.
4	Representations and Warranties
4.1	During the term of the Agreement, ZZ Plant warrants to Saikong as follows:
(1)	Cooperate with GM appointed by Saikong on daily production and operation;
(2)	Not to dispose of any assets of the ZZ Plant and Methanol Plant, not to allocate any funds, except for those approved by the Board;
(3)	Not to use the license, permits and other materials of the ZZ Plant and Methanol Plant to create any new debts on the ZZ Plant and Methanol Plant, in the name of the ZZ Plant and Methanol Plant, other than as mutually agreed and approved by the Board;

(4)	To provide timely and adequate convenience for the production, operation, and management of the ZZ Plant and Methanol Plant, and to help with the communication and coordination with relevant regulatory authorities.
(5)	To cooperate with necessary works of New Project approval.
4.2	During the term of the Agreement, Saikong warrants to ZZ Plant as follows:
(1)	To operate according to laws, to adopt good practices to run the ZZ Plant and Methanol Plant and to maintain the ZZ Plant and Methanol Plant in good operating condition;
(2)	Not to conceal any production safety accidents and casualties of the ZZ Plant and Methanol Plant;
(3)	Not to conceal any debts or contingent liability of the ZZ Plant and Methanol Plant;
(4)	Not to dispose of any assets of the ZZ Plant and Methanol Plant, except for the items being approved by the Board;
(5)	Not to use the assets (including land, building, plant facilities, equipment, intangible assets, etc.) of the ZZ Plant and Methanol Plant for mortgage or provision of security to any other parties, except those approved by the Board;
(6)	Not to conceal any litigation, arbitration (including labor arbitration), administrative penalties of the ZZ Plant and Methanol Plant;
(7)	Be responsible for the preparation and submission for approval of New Project’s feasibility study report.
(8)	Not to use the license, permits and other materials of the ZZ Plant and Methanol Plant to create any new debts on the ZZ Plant and Methanol Plant, in the name of the ZZ Plant and Methanol Plant, other than as mutually agreed and approved by the Board;

4.3  If either Party breaches the representations and warranties stated in 4.1 and 4.2, the breaching party should rectify it in a timely manner after the non-breaching party’s request for rectification, or the Parties shall negotiate in good faith to find a solution. During such period the Parties shall continue to perform the obligations according to the Agreement.

5 Confidentiality

Unless otherwise stipulated by the laws or relative regulatory authority, Saikong may not provide or disclose any materials or information related to ZZ Plant business to any company, enterprise, organization or individual without the prior written consent of the other Party.

6 Termination

6.1 If any of the below issues occurs, and within 10 days of notice from one Party the issue is not resolved, then the Party issuing notice (“Notifying Party”) can issue a written notice to the other Party to terminate the Agreement (“Termination Notice”).When the notice reaches the other Party the Agreement is terminated:

(1)	Fails to continue performing the Agreement substantively because of force majeure;
(2)	Loss is occurred during operation and management period under the Agreement, and Saikong fails to advance payment as agreed in order to maintain the operation of ZZ Plant and Methanol Plant;
(3)	During operation and management period under the Agreement, the Management Team violates safety, environment protection laws and any other related laws, or violates the obligations under the Agreement, or acts exceeding the scope authorized by the Board, resulting in loss of Plant and Methanol Plant.

6.2 If the Agreement is terminated pursuant to Article 6.1 or applicable laws, the Agreement is no longer enforceable or effective on any Party. But each Party shall not be exempted from any liabilities caused by its breach of the Agreement or misrepresentation under the Agreement, and such termination shall not be regarded as a waiver of any remedy (including specific performance, if available) available for such breach of the Agreement or misrepresentation under the Agreement.

7	Notices

Notices under the Agreement issued by any Party shall be in writing, and shall be deemed to have been effectively given to the following addresses upon receiving or being handed over for delivery if delivered by regular mail ,express delivery or registered mail:

7.1 to the ZZ Plant, by the following address:

Attention: Hu Yifang

Address: Room 910, No. 2 building, No. 711, Yishan Road, Shanghai, PRC

Post code: 200233

Phone No.: (86-21) 5496 2299

7.2 to Saikong by the following address:

Attention: Liu Wei

Address: Room 506, Building A, Lushang Plaza, No. 19288Jingshi Road, Lixia District, Jinan, PRC.

Phone No.: (86-531) 82562006

8	Liability for Breach
8.1	Either Party shall indemnify, defend and hold harmless the other Party from and against any direct or indirect loss caused by the breach of obligations under the Agreement by s2uch Party, including but not limited to related benefits and reasonable legal expenses. Besides, the breaching party should continue to perform other obligations in the Agreement.
8.2	Either party shall indemnify, defend and hold harmless the other Party from and against any direct or indirect loss caused by the breach of representations and warranties under the Agreement by such Party, including but not limited to related benefits and reasonable legal expenses.
8.3
8.4	For any liability for breach of contract by Saikong under the Agreement, Rui Feng shall assume joint liability for compensation with all of its assets, rights and interests inside and outside the PRC.

9	Force Majeure

9.1	“Force Majeure Event” means an event that is unforeseeable at the execution of the Agreement, the occurrence and result of which cannot be avoided and overcome, and occurs after the execution of the Agreement, which interrupts the performance of the Agreement in whole or in part. The Force Majeure Event shall include earthquakes, typhoons, flood, fire, war, national or international transportation disruption, acts of government or public body, epidemic, civil war, strikes and any other instances which are accepted as Force Majeure Event in general international commercial practice.
9.2	If Force Majeure Event occurs, the Party affected by the event (“Affected Party”) shall inform the other Party immediately and provide formal written notice within 15 days including the description of the event, the reason why it cannot fulfill its obligation, the estimated duration of the event and relevant supporting documents. The Affected Party shall use all reasonable effort to continue performing its obligations under the Agreement which is not affected by the Force Majeure Event.
9.3	If Force Majeure Event occurs, the Parties shall hold the meeting to find out a fair solution immediately, and all reasonable effort to mitigate the consequences of the Force Majeure Event.
10	Applicable Law and Dispute Resolution
10.1	The formation, execution, performance, termination and dispute resolution of the Agreement shall be governed by and interpreted in accordance with the PRC law.
10.2	Any dispute arising from the Agreement, the Parties shall first try to solve by friendly consultation and negotiation. If the dispute cannot be resolved within 30 days after one Party issuing the written notice requesting for consultation, the Party issuing the notice can submit the dispute to the Shanghai International Economic and Trade Arbitration Commission (“Arbitration Commission”) for arbitration in Shanghai in accordance with valid arbitration rules at the time of the arbitration. The arbitration tribunal shall consist of three arbitrators, one appointed by the applicant, one appointed by the other Party, the third arbitrator (“Chief Arbitrator") appointed based on agreement between the Parties, or by the Arbitration Commission if the Parties cannot agree on the third arbitrator. Any decision or award of the arbitration tribunal shall be final and binding upon both Parties.

11	Effectiveness and miscellaneous
11.1	The Agreement will come into force when all of the following conditions are met:
(1)	signed by legal representatives or authorized representatives of the Parties and stamped by the Parties;
(2)	Rui Feng becomes the shareholder of SESI
(3)	As authorized by Rui Feng, Saikong appoints a GM and receives appointment letter from the Board.
11.2	The Parties may continue to negotiate and sign related supplement agreement, memorandum or other binding documents on other matters not stipulated in the Agreement after the execution of the Agreement in accordance with the basic principles of the Agreement. Such documents constitute an integral part of the Agreement and have same legal effect with the Agreement. If the contents of such documents are inconsistent with the Agreement, the Agreement shall prevail.
11.3	The Agreement is written in both Chinese and English with 4originals, 2 for each party. The Chinese version shall prevail in the event of any discrepancy between the Chinese and English versions.

Synthesis Energy Systems (Zaozhuang) New Gas Company LTD.

/s/ Huang Dali

Name: Huang Dali

Title: Authorized Director

Shandong Saikong Automatic Equipment Company Ltd.

/s/ Li Qinghua

Name: Li Qinghua

Title: Chairman